Exhibit 99.1
INNOVATE Corp. Announces Preliminary Results of Rights Offering
New York, April 22, 2024 - INNOVATE Corp. (“INNOVATE” or the “Company”) (NYSE: VATE), a diversified holding company, announced today the preliminary results of its successful rights offering, which expired at 5:00 p.m., New York City time, on April 19, 2024 (the “expiration date”). According to Computershare Trust Company, N.A. (the “subscription agent”), as of the expiration date, 18.1 million basic subscription rights were exercised to purchase an aggregate of 5.2 million shares of common stock and 0.1 million additional shares of common stock were subscribed for under the over-subscription privilege, subject to proration.
Further, in accordance with the Investment Agreement (the “Investment Agreement”) entered into by the Company with Lancer Capital LLC (“Lancer Capital”), an investment fund led by Avram Glazer, the Chairman of the Board of Directors of the Company and the Company’s largest stockholder, Lancer Capital agreed to partially backstop the rights offering in an amount not to exceed $19.0 million by purchasing newly issued Series C Non-Voting Convertible Participating Preferred Stock, par value $0.001 per share (the “preferred stock”). Based on the preliminary results, we expect that 15.3 thousand shares of preferred stock at a price of $1,000 per share will be purchased under the backstop commitment. This includes 6.3 thousand shares of preferred stock to be purchased at the upcoming closing and 9.0 thousand shares already purchased as part of an equity advance arrangement under the Investment Agreement (the “equity advance”). On March 28, 2024, the Company issued and sold 25.0 thousand shares of the preferred stock to Lancer Capital for an aggregate purchase price of $25.0 million under the equity advance. The remaining 16.0 thousand shares of preferred stock purchased under the equity advance are part of the previously announced concurrent private placement. The preferred stock can be convertible into common stock at the price equivalent to the subscription price under the rights offering contingent on shareholder approval, which will be voted on at the next annual meeting.
The shares of common stock to be issued at the closing of the rights offering will be purchased at the subscription price of $0.70 per whole share. The Company expects the subscription agent to distribute the shares of common stock and the proceeds from the rights offering on or about April 24, 2024, subject to customary closing conditions.
The results of the rights offering are preliminary and subject to change pending finalization of subscription procedures by the subscription agent. The Company expects to issue a press release on April 24, 2024, to announce the final results of the rights offering.
The Company will receive aggregate gross proceeds of approximately $35.0 million from the rights offering and concurrent private placement, and expects to use the proceeds for general corporate purposes, including debt service and for working capital.
If a holder did not exercise its subscription rights prior to the expiration date, such rights have expired and are void and have no value. Investors who have participated in the rights offering should expect to see the shares of common stock issued to them in uncertificated book-entry form. Any excess subscription payments received by subscription agent will be returned by the subscription agent to investors, without interest or deduction, through the same method by which they participated in the rights offering.
The rights offering was made pursuant to INNOVATE’s effective shelf registration statement on Form S-3, filed with the SEC on September 29, 2023, and declared effective on October 6, 2023, and a prospectus supplement containing the detailed terms of the rights offering filed with the SEC on March 8, 2024, as amended by that certain Amendment No. 1 to the prospectus supplement, filed with the SEC on March 25, 2024, and further amended by that certain Amendment No. 2 to the prospectus supplement, filed with the SEC on April 9, 2024. The information in this press release is not complete and is subject to change, including with respect to the expected closing date of the rights offering. This press release shall not constitute an offer to sell or a solicitation of an offer to buy any securities (including without limitation the preferred stock to be issued and sold in the concurrent private placement), nor shall there be any offer, solicitation or sale of the securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful under the securities laws of such state or jurisdiction. The rights offering was made only by means of a prospectus and a related prospectus supplement, copies of which were distributed to all eligible rights holders as of the rights offering record date and may also be obtained free of charge at the website maintained by the SEC at www.sec.gov or by contacting the information agent for the rights offering.
The preferred stock to be issued to Lancer Capital pursuant to the backstop commitment and the concurrent private placement will not be registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.
About INNOVATE
INNOVATE Corp. is a portfolio of best-in-class assets in three key areas of the new economy – Infrastructure, Life Sciences and Spectrum. Dedicated to stakeholder capitalism, INNOVATE employs approximately 4,000 people across its subsidiaries. For more information, please visit: www.INNOVATECorp.com.
Cautionary Statement Regarding Forward-Looking Statements
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This press release contains, and certain oral statements made by our representatives from time to time may contain, forward-looking statements regarding the proposed rights offering, including, among others, statements related to the expected timing, eligible offerees, backstop purchasers and expectations regarding participation in the rights offering, the use of proceeds from the rights offering, the size of the rights offering and other terms of the rights offering, all of which involve risks, assumptions and uncertainties, many of which are outside of the Company’s control, and are subject to change. Accordingly, no assurance can be given that the rights offering will be consummated on the terms described above or at all. All forward-looking statements speak only as of the date made, and unless legally required, INNOVATE undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.
Contact:

Solebury Strategic Communications
Anthony Rozmus
ir@innovatecorp.com
(212) 235-2691